Exhibit 10ee.

SHARE PURCHASE AGREEMENT

Among

Partner Communications Company Ltd.,

Merhav Ampal Energy Ltd.

And

012 Smile Telecom Ltd.

___________________________

Dated as of October 13, 2010
___________________________

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 13, 2010, by and among Partner Communications Company Ltd., a company organized under the laws of Israel ("Purchaser"); Merhav Ampal Energy Ltd., a company organized under the laws of Israel (”Seller”); and 012 Smile Telecom Ltd. (f/k/a Ampal Investments and Communications 2009 Ltd.), a company organized under the laws of Israel (the "Company").  Certain other capitalized terms used in this Agreement are defined below or in Exhibit A.

 W I T N E S S E T H:

WHEREAS, the Company is engaged in the Business;

WHEREAS, the Company has authorized 100,000,000 Ordinary Shares, NIS 1.00 nominal value per share (“Ordinary Shares”), 1,000 of which are issued and outstanding (the "Shares") and Seller owns all of the Shares; and

WHEREAS, Purchaser desires to acquire all of the Shares, and Seller desires to sell the Shares to Purchaser, all on the terms and conditions set forth herein;

NOW, THEREFORE, the parties to this Agreement agree as follows:

Section 1.	DESCRIPTION OF TRANSACTION.

1.1           Purchase and Sale.  Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, (i) the Shares and (ii) the Shareholder Loan.

1.2           Closing. Unless this Agreement is earlier terminated pursuant to Section 9 hereof, the closing (the "Closing") of such purchase and sale and of the other transactions contemplated hereby (collectively, the "Transactions"), shall take place at the offices of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., 2 Weizmann Street, Tel-Aviv, Israel, at 10:00 a.m., on the third (3rd) business day after all the conditions set forth in Sections 7 and 8 have been satisfied or waived, but not earlier than December 30, 2010, or on such other date, time and place as the parties may mutually agree (the "Closing Date").

1.3           Purchase Price.  The consideration (the "Consideration") for the Shares and the Shareholder Loan (including any interest accrued thereon and not paid) shall consist of, and be paid in the following manner:

(a)            On the date hereof, Purchaser shall deposit an amount in cash of  Thirty Million NIS (NIS 30,000,000) in a bank account designated by Seller (such amount, including any interest accrued thereon: the "Deposit"). The Deposit shall be held and disposed by Seller to the credit of either Seller or Purchaser, in accordance with the terms and conditions of this Agreement. At Closing, the Deposit shall be immediately released to Seller pursuant to the terms hereof and be applied to and credited against the Consideration in accordance with Section 1.3(b) below. If Closing does not occur, the Deposit shall be payable to Seller or to Purchaser in accordance with Section 9. If the circumstances do not result in the payment of the Deposit to Seller pursuant to this Section 1.3 or Section 9, the Deposit shall be released to Purchaser promptly after termination of this Agreement. To the extent that Seller shall be required to release the Deposit to Purchaser after termination of this Agreement, Seller will be entitled to withhold and deduct from the payment of any Deposit (including any interest accrued thereon), the Tax amount required to be withheld and deducted under any applicable law which are payable on such Deposit (including any interest accrued thereon). To the extent that amounts are so withheld by Seller, they shall be treated for all purposes of this Agreement as having been paid to Purchaser.

(b)            At Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount in NIS equal to Six Hundred and Fifty Million NIS (NIS 650,000,000) minus the Deposit.

(c)            On the date hereof, the Company shall assign to Seller all of its rights to receive payments (including default interest, if any, and rights to seek enforcement and damages if such payments are not timely made) from B Communications Ltd. (f/k/a 012 Smile.Communications Ltd.), a company organized under the laws of Israel ("BC"), pursuant to that Amendment, Joinder and Affirmation to the Asset Purchase Agreement, dated as of January 26, 2010, by and between the Company and BC (the "BC Payments"). The parties hereby agree that, if BC or any other third party whose consent is required for the same at Seller's reasonable discretion, does not consent in writing to the aforesaid assignment until the Closing, then, in lieu of such assignment, Purchaser shall cause the Company, and the Company shall, (i) transfer any such payments received from BC on or following the date hereof to Seller (net of any applicable Tax, if any, paid by the Company), immediately following their receipt, (ii) if not timely received, cooperate with Seller (including by way of engaging an attorney selected and paid by Seller to pursue litigation), at Seller's expense, to compel BC to make such payments to the Company, and (iii) upon Seller's request, take all other reasonable actions, including execution of an appropriate power of attorney, to assign all of its causes of action in connection therewith to allow Seller, at Seller's election and expense, to compel (including litigation) BC to make such payments.

(d)            The aforesaid Consideration to be paid to Seller is exclusive of any VAT, if applicable (i.e., plus VAT, if applicable). To the extent that the Seller shall provide to the Purchaser prior to the Closing a valid withholding tax exemption certificate pursuant to the Israeli Tax Ordinance according to which the Seller is entitled to full exemption of tax withholding, Purchaser agrees it shall not deduct or withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any Tax.

Section 2.	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY.

Seller and the Company represent and warrant, severally and jointly, to and for the benefit of Purchaser, that, as of the date hereof, other than as set out in the Disclosure Schedule delivered to Purchaser on the date hereof, as follows:

2.1           Due Organization; Etc.

(a)           The Company is duly organized and validly existing under the laws of the State of Israel.  The Company has all requisite corporate power and authority to own and use its assets and conduct its business as currently conducted.

(b)           Other than 012 Mobile G P Ltd (P.C. 51-423764-3) and 012 Telecom Ltd (P.C. 51-370116-9) and 012 Mobile, Limited Partnership, which are wholly owned by the Company, the Company does not have any Subsidiaries nor owns any material Subsidiary.

2.2           Charter Documents. Part 2.2 of the Disclosure Schedule contains accurate and complete copies of the Articles of Association of the Company, including all amendments thereto.  There has not been any violation of any of the provisions of the Company's Articles of Association.

2.3           Capitalization. All of the issued and outstanding share capital of the Company, on an actual basis and on an as-converted and as-exercised basis, taking into consideration any and all convertible or exchangeable securities and other interests in the Company, is owned beneficially and of record by Seller. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, or any other agreements of any similar character obligating the Company to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of the Company.  All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.4           Financial Statements.

(a)           The Company has delivered to Purchaser accurate and complete copies of the unaudited and reviewed financial statements of the Company for the period ended June 30, 2010 attached as Part 2.4(a) of the Disclosure Schedule (collectively, the "Financial Statements").

(b)           The Financial Statements have been prepared in accordance with US GAAP consistently applied throughout the periods covered and, in accordance with US GAAP, accurately present in all material respects the financial position of the Company and its Subsidiaries, taken as a whole, as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated.

(c)           A complete list of the Company's financial borrowings, loans and loan facilities as of June 30, 2010, is set forth in Part 2.4(c) of the Disclosure Schedule. Such list is true, accurate and complete in all material respects as at the date thereof. The total outstanding loans under the Lending Banks Loans as of the date hereof is as set forth in Part 2.4(c) of the Disclosure Schedule, and at Closing shall not exceed NIS 800,000,000.

(d)            The selected financial information of the Company as of June 30, 2010 attached as Part 2.4(d) of the Disclosure Schedule is true and accurate in all material respects as at the dates thereof.

2.5           Absence of Changes.  Except as specifically disclosed in the Financial Statements (including the notes thereto), since June 30, 2010:

(a)            other than due to changes and developments relating to regulatory requirements, there have been no changes, events, occurrences or developments which, individually or in the aggregate, have had a Material Adverse Effect;

(b)            the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, and, other than payment of management fees to Seller, has not paid (and will not pay through Closing) any amount to Seller (including interest to Seller on the Shareholder Loan); or

(c)            the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security.

2.6           Properties and Assets. The Company and its Subsidiaries has valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets that are material to the Company and its Subsidiaries taken as a whole, free and clear of all Encumbrances except (a) such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby, and (b) Permitted Encumbrances. The Company does not own any real property.

2.7           Intellectual Property.

(a)            As used herein, the term "Intellectual Property Rights" shall mean all intellectual property and proprietary rights throughout the world, including (i) all trademark rights, trade dress, service marks and trade names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all inventions, mask works and mask work registrations, net lists, schematics, enhancements, designs, improvements, know how, discoveries, improvements, designs, trade secrets, computer software programs or applications (in both source code and object code form), flow charts, diagrams, coding sheets, listings and annotations, programmers' notes, information, work papers, work product; and (v) all registrations of any of the foregoing, all applications therefor, all documentation and all goodwill associated with any of the foregoing.

(b)           The Company does not have material Intellectual Property Rights except for trademarks and rights under third party license agreements.  Such Intellectual Property Rights do not infringe, misappropriate or otherwise violate the Intellectual Property Rights of a third party in a manner that would have a Material Adverse Effect.

2.8           Material Agreements.

(a)            A "Material Agreement" means any Contract that is listed in Part 2.8(a) of the Disclosure Schedule.

(b)            Each Material Agreement is in full force and effect, and is not subject to any material default on the part of the Company, and to the Company's knowledge, no other party to such contract is in material default with respect thereto.

2.9           Compliance with Legal Requirements.

(a)           The Company is in compliance with all Legal Requirements (except where any such non-compliance shall not have a Material Adverse Effect).

(b)           The Company holds all permits, licenses, certificates, registrations and other authorizations necessary to conduct the Business as currently conducted (except where the absence of such permits, licenses, certificates, registrations and other authorizations would not have a Material Adverse Effect).

(c)           The MoC Licenses, copies of which are attached as Part 2.9(c) of the Disclosure Schedule, are in the name of the Company or its Subsidiaries, as the case may be, are valid and compliant in all material respects and the Company is not aware of any procedures that in the Company's opinion would be reasonably likely to cause the cancellation or withdrawal of the MoC Licenses.

2.10         Tax Matters.

(a)           As of June 30, 2010, neither the Company nor any Subsidiary had any material liability for Taxes which have not been accrued or reserved on the Financial Statements to the extent required to be accrued or reserved under US GAAP and neither the Company nor any Subsidiary has incurred any material liability for Taxes since June 30, 2010 other than in the ordinary course of business.

(b)           All Tax Returns required to have been filed by the Company have been duly filed (including any extensions).  The Company has paid all Taxes shown on such Tax Returns that are due.

2.11         Employees.

(a)           The Company is in compliance in all material respects with applicable Legal Requirements (including any national, industry or company collective agreement, order or award) and agreements relating (i) to the employment of its employees, and (ii) to the proper withholding and remission to the proper tax authorities or to the proper withholding or contribution and remission to the proper pension or provident, life insurance, disability insurance, continuing education or other similar funds of all sums required to be withheld, contributed or remitted, legally or contractually.

(b)           The Company is not a member in any employers’ organization, and no claim or request has been made of the Company by any employers’ organization.  The Company is not a party to, or bound by, any collective bargaining agreement or arrangement or union contract or extension order (excluding such extension orders that may apply to all employers or employees in Israel in general) and no such collective bargaining agreement is being negotiated by the Company.  No labor union or other representative organization has otherwise been certified or recognized as the collective bargaining representative of any employees of the Company or has applied to represent such employees or, to the Company’s knowledge, is attempting to represent such employees.

2.12         Insurance. The Company has insurance coverage for the Business at a level that is reasonably adequate in view of the size and scope of the Business.

2.13         Related Party Transactions.

(a)           Except for transactions in the ordinary course of business at arm's length, the Management Agreement, the Lending Banks Loans, the Institutional Lenders Loan, the Shareholder Loan and by virtue of Seller's holding of the Shares, to the Company’s knowledge:  (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the Business; (b) no Related Party is indebted, directly or indirectly, to the Company in connection with the Business; and (c) no Related Party has entered into any material contract, transaction or business dealing related to the Business.  For purposes of this Section 2.13, each of the following shall be deemed to be a “Related Party”:  (i) each Person that, directly or indirectly, has an equity interest in the Company; (ii) each individual who is an officer or director of the Company; (iii) each Family Member of each of the individuals referred to in clauses "(i)" and/or "(ii)" above.

(b)           Other than the Management Agreement, the Lending Banks Loans, the Institutional Lenders Loan, the Shareholder Loan and by virtue of the holding of the Shares, Seller and Seller's Affiliates (excluding the Company or its Subsidiaries) are not parties to any material contract, transaction or business dealing with the Company or its Subsidiaries.

2.14         Legal Proceedings; Orders.

(a)           There is no pending Legal Proceeding and, to the Company’s knowledge, no Person has threatened in writing to commence any Legal Proceeding against the Company that would have a Material Adverse Effect.

(b)           There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject and that has any Material Adverse Effect.

2.15         Authority. The Company has the full corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate or organizational action on the part of the Company.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.16         Non-Contravention; Consents. Other than the Regulatory Approvals, the Lending Banks Loans and the Institutional Lenders Loan, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit  under (i) the corporate documents of the Company, (ii) any Legal Requirement or any order of any court or other Governmental Entity by which the Company or any of its material properties or assets is or are bound, and (iii) any provision of any agreement to which the Company is a party, in each of clauses (ii) and (iii), other than in a manner that would not have a Material Adverse Effect.

2.17         Brokers.  No broker, finder or investment banker, for which the Company may be liable, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its directors, officers, employees or agents.

2.18         Disclosure; Disclaimer. The Company acknowledges and agrees that Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof.  The Company is aware of the significance of the transaction contemplated hereby to Purchaser and acknowledges that time is of the essence in consummating the transaction contemplated hereby.

Section 3.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to and for the benefit of Purchaser, as of the date hereof, other than as set out in the Disclosure Schedule delivered to Purchaser on the date hereof, as follows:

3.1           Due Organization; Etc. Seller is a corporation duly organized and validly existing under the laws of the State of Israel.  Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

3.2           Ownership of Shares; Title. Seller is the lawful owner, beneficially and of record of all of the Shares, and, subject to obtaining the Institutional Lenders Consent and the Lenders Banks Consents, shall transfer to Purchaser at the Closing, all of the Shares, free and clear of all Encumbrances or as contemplated hereunder. Seller does not own any other shares, options or other rights to subscribe for, purchase or acquire any securities of the Company from the Company or from any other Person.

3.3           Authority.  Seller has the full corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary corporate or organizational action on the part of Seller.  This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4           Non-Contravention; Consents. Other than the Regulatory Approvals, the Lending Banks Loans and the Institutional Lenders Loan, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit  under (i) the corporate documents of Seller, and (ii) any Legal Requirement or any order of any court or other Governmental Entity by which Seller or any of its material properties or assets is or are bound, in each case, other than in a manner that would not have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby.

3.5           Brokers. No broker, finder or investment banker, for which Seller may be liable, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its directors, officers, employees or agents.

3.6           Disclosure; Disclaimer. Seller acknowledges and agrees that Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof.  Seller is aware of the significance of the transaction contemplated hereby to Purchaser and acknowledges that time is of the essence in consummating the transaction contemplated hereby.

Section 4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller, as of the date hereof, as follows:

4.1           Due Organization; Etc.  Purchaser is a corporation duly organized and validly existing under the laws of the State of Israel.  Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. The ultimate control of Purchaser is held by an Israeli citizen and resident in the manner required by applicable law to receive or maintain, directly and through the Company, the Licenses.

4.2           Authority. Purchaser has the full corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary corporate or organizational action on the part of Purchaser.  This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3           Non-Contravention; Consents. Other than the Regulatory Approvals, the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit  under (i) the corporate documents of Purchaser, or (ii) any Legal Requirement or any order of any court or other Governmental Entity by which Purchaser or any of its material properties or assets is or are bound, in each case, other than in a manner that would not have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.

4.4           Litigation. There is no judgment, decree or order against Purchaser that prevents, enjoins, or materially alters or delays the purchase of the Shares under this Agreement and the consummation of the transactions contemplated herein.

4.5           Financial Capability. Purchaser has access to, and at the Closing shall have, sufficient funds or commitments to pay in cash any and all amounts necessary to consummate the payments and transactions contemplated hereby, including the purchase of the Shares, and Purchaser acknowledges that any failure or delay to obtain financing necessary, if any, to consummate the transactions contemplated hereby shall not constitute a defense or condition precedent to its obligations hereunder.

4.6             Regulatory Approvals. Purchaser and its Affiliates and Representatives have had adequate opportunity to review the MoC Licenses and related regulations, and have received all information (legal, financial and otherwise) requested by them concerning the MoC Licenses and related regulations and all of the terms and conditions thereto.

4.7             Experience; Receipt of Information; Consultation with Advisers. Without prejudice to the representations and warranties of the Company and Seller herein, Purchaser acknowledges that it has voluntarily decided to enter into this Agreement, to consummate the transactions contemplated herein and hereby confirms that (i) it has had adequate opportunity to select and consult with its financial, tax, accounting and legal advisors regarding the terms, conditions, rights and obligations set forth in this Agreement, and (ii) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to acquiring the Shares and, by reason of its financial and business experience, it has the capacity to protect its interest in connection with the acquisition of such Shares.

4.8           Brokers.  No broker, finder or investment banker, for which Purchaser may be liable, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its directors, officers, employees or agents.

4.9            Disclosure; Disclaimer. Purchaser acknowledges and agrees that neither Seller nor the Company makes and has not made any representations or warranties with respect to the trasnsactions contemplated hereby other than those specifically set forth in Sections 2 and 3 hereof, including as to projections, forecasts or forward-looking statements. Without derogating from the foregoing or from the Company's and Seller's representations under Sections 2 and 3 hereof, or from Seller's indemnification under Section 10 hereof, Purchaser agrees that the Shares are purchased at the condition thereof on the Closing Date, whether or not any fact, act or circumstance of any nature whatsoever relating to the Company is different than expected by Purchaser, subject only to the Company's and Seller's representations under Sections 2 and 3 hereof. Without derogating from the Company's and Seller's representations under Sections 2 and 3 hereof, any materials and presentations made available to Purchaser or its affiliates or Representatives, do not, directly, or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Seller, the Company or any of their respective Affiliates or Representatives. Purchaser is aware of the significance of the transactions contemplated hereby to Seller and acknowledges that time is of the essence in consummating the transaction contemplated hereby.

Section 5.	CERTAIN COVENANTS OF THE COMPANY AND SELLER.

5.1           Ordinary Course of Business. Except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Legal Requirements, (iii) as set forth in Part 5.1 of the Disclosure Schedule or (iv) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), and subject to any limitations under applicable Legal Requirements, during the period from the date of this Agreement through the Closing (the "Pre-Closing Period"):

(a)           the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)           the Company shall use reasonable commercial efforts to preserve intact its current business organization, keep available the services of its current employees and consultants, and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees, consultants and other Persons having business relationships with the Company, all in the ordinary course of business;

(c)           the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, and, other than management fees pursuant to the Management Services Agreement in an amount not to exceed NIS 15 million per year plus linkage to the Israeli consumer price index, shall not make any other payment (including any interest or any other payment with respect to the Shareholder Loan) to Seller or its Affiliates. For purposes of this clause (c), the term "Affiliates" shall not include the Company, its Subsidiaries or their respective directors and officers;

(d)           the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(e)           the Company shall not amend or permit the adoption of any amendment to the Company's Articles of Association, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)the Company shall not make any sale, assignment, transfer, abandonment or other conveyance of any asset the value of which is NIS 100 million or more, except transactions pursuant to existing binding Contracts;

(g)           the Company shall not enter into any material new customer, supplier, lease, reseller or distributor agreement other than in the ordinary course of business consistent with past practice;

(h)           the Company shall not change the terms of any employment agreements or compensation practices with senior employees of the Company or make across-the-board changes in employment agreements or compensation practices or enter into any new (or amend any existing) employee benefit plan, program or arrangement, except in accordance with pre-existing contractual provisions or increases in the ordinary course that are consistent with past practice;

(i)            the Company shall  not enter into any transaction directly or indirectly with Seller or its Affiliates. For purposes of this clause (i), the term "Affiliates" shall not include the Company, its Subsidiaries or their respective directors and officers; and

(j)            the Company shall not agree or commit to take any of the actions described in the clauses above.

5.2           No Control of Other Party; Procedures for Requesting Purchaser Consent.

(a)           Without derogating from the foregoing, nothing in Section 5.1 is intended to inhibit or otherwise restrict the Company from conducting its business during the Pre-Closing Period in the ordinary course of business.

(b)            Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Closing, and to give the Company, directly or indirectly, the right to control or direct Purchaser's operations. Prior to the Closing, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(c)           If the Company shall desire to take an action which would be prohibited pursuant to Section 5.1 hereof without the written consent of Purchaser, prior to taking such action, the Company may request such written consent by sending an e-mail or facsimile to the individuals whose names and contact information are set forth in Schedule 5.2 ("Purchaser Contact Persons"), and may not take such action until such consent in writing has been received from one of the Purchaser Contact Persons.  Any request by the Company pursuant to this Section 5.2(c) shall be made in writing (including, by electronic mail or facsimile).  Purchaser Contact Persons shall use commercially reasonable efforts to respond to such request in writing within three (3) Business Days of the receipt of such request.  Notwithstanding anything to the contrary in this Section, the Company shall not be prohibited or otherwise restricted from taking any action that was requested by the Company in the manner set forth above and to which Purchaser did not object within the aforementioned three (3) Business Day-period.

Section 6.	ADDITIONAL COVENANTS AND AGREEMENTS.

6.1           Filings and Consents.

(a)           Purchaser shall, and shall cause its Affiliates to, and Seller and the Company shall, and shall cause their respective Affiliates to, (i) file and execute all applications legally required of such Person with the Israeli Antitrust Commissioner in connection with obtaining the Antitrust Approval, within 14 days of the date hereof, and (ii) provide all information required by the Israeli Antitrust Commissioner in connection with such filings in a timely manner.

(b)           Purchaser shall, and shall cause its Affiliates to, (i) file within 14 days of the date hereof all applications legally required of such Person with (y) the MoC in connection with obtaining the MoC Approval, and (z) any other governmental authority required by applicable law in order to effect the transaction contemplated hereby ((y) and (z), together with the Antitrust Approval, collectively the "Regulatory Approvals”), and (ii) provide all information required by the MoC or other Governmental Authority in connection with such filings in a timely manner.  In the event that any such filings are to be made by Seller or the Company, they shall do the same (i.e., make filings and provide information).

(c)           Upon the terms and subject to the conditions set forth in this Agreement, the parties agree to use reasonable best efforts to obtain the Regulatory Approvals as soon as possible, to make such filings and notifications and respond to any requests for additional information made by an authority in a timely, complete and correct manner, and to comply with all applicable law and all requirements applicable to it of the MoC or the Israeli Antitrust Commissioner or other applicable agencies or regulatory authorities, as the case may be, to effect the transactions contemplated by this Agreement.  Each of the parties further undertake not to, and shall exercise best efforts to cause any of its controlling shareholders and other Affiliates not to, take any action that would adversely affect its ability to effect the Closing in a timely manner or that would reasonably be expected to materially delay, impede or prevent receipt of any necessary Regulatory Approvals.

(d)           Notwithstanding the foregoing, it is hereby agreed that Purchaser shall not be required to agree to conditions imposed by the Israeli Antitrust Commissioner and/or MoC and/or any other applicable regulatory authority, if any, which conditions are either (A) reasonably likely to have a Material Adverse Effect on the assets and operating profit of Purchaser, and its subsidiaries, taken as a whole, compared to the assets and operating profit as reflected in the unaudited financial statements of Purchaser for the period ended June 30, 2010; (B) provide for the sale of the Company's International Telephony Business; or (C) provide for the sale of the Company's ISP Business (the "Special Regulatory Conditions").

(e)           Subject to any applicable Legal Requirement, Purchaser shall provide Seller and the Company with all material correspondence and material relevant information with respect to Regulatory Approvals; provided that any trade secrets or other confidential information shall be redacted from such updates and shall be provided to a third party trustee for safekeeping.  Purchaser shall promptly notify Seller of any material written communication made to or received by such party or its Affiliates from the MoC or the Israeli Antitrust Commissioner or any other regulatory body regarding any of the transactions contemplated hereby; permit Seller to review  in advance any material written communication to the MoC or the Israeli Antitrust Commissioner; and shall not agree to participate in any substantive meeting or discussion with or in the MoC or the Israeli Antitrust Commissioner in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable and lawful, it consults with Seller in advance and, to the extent permitted and practicable, gives Seller the opportunity to attend, and furnish Seller with copies of all material correspondence, filings and written communications between them on one hand and the MoC or the Israeli Antitrust Commissioner or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. This clause (f) shall apply to Seller and the Company, mutatis mutandis, in regard to the transaction contemplated hereby.

6.2          Public Announcements.  During the Pre-Closing Period, (a) neither the Company nor Seller or Affiliates or Representatives thereof shall issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Purchaser's prior written consent, and (b) Purchaser shall not (and Purchaser shall not permit any of its Affiliates and Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Company's prior written consent.  Notwithstanding the provisions of the preceding sentence, each party or any Affiliate thereof whose shares are publicly traded shall be permitted to issue any press release or make any public statement as is required by or (in its reasonable judgment) advisable in connection with any Legal Requirement, including, without limitation, Nasdaq rules, providedthat it first consults with the other party hereto as to the timing and substance thereof.  Each of Purchaser, the Company and Seller acknowledge that certain of the proceedings required to obtain consents to or approvals of the Transactions from Governmental Bodies are public, and consent to the filings and disclosures required during the Pre-Closing Period pursuant to Section 6.1 hereof notwithstanding anything to the contrary in this Section 6.2; provided that the parties hereto shall use their commercially reasonable efforts to cause the Governmental Bodies with which contacts may be made in order to obtain such consents or approvals to maintain the confidentiality of this Agreement and the Transactions to the fullest extent practicable.  To the extent inconsistent with the provisions of this Section 6.2, the Non-Disclosure Agreement dated October 6, 2010 between the Company and Purchaser (the "Confidentiality Agreement") is expressly superseded hereby and shall be deemed amended to conform hereto. In addition, the parties agree that, by virtue of execution of this Agreement, they agree that the Confidentiality Agreement shall be construed as a mutual confidentiality agreement.

6.3          Reasonable Best Efforts.

(a)           During the Pre-Closing Period, (a) Seller and the Company shall use its reasonable best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Purchaser shall use its reasonable best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

(b)           Without derogating from the generality of clause (a), other than the closing conditions set forth in Sections 7 and 8 hereof, the absence of any consent, approval or authorization of any third party for the transactions contemplated hereby shall not constitute a condition precedent for Closing, a ground for terminating or not consummating this Agreement or the transactions contemplated hereby, or a breach of this Agreement.

(c)           Without derogating from the generality of clause (a), as promptly as practicable after the execution of this Agreement, Seller and the Company shall seek to obtain the consent of the Institutional Lenders (the "Institutional Lenders Consent") to the removal of the Institutional Lenders Pledges and the cancellation of the Institutional Lenders loan agreement dated January 31, 2010, to the extent it relates to the Company and the removal of the Company as a party from such agreement at, and subject to, the Closing. Purchaser undertakes to cooperate with Seller and the Company in that regard, including by way of executing appropriate pay-off letters to the benefit of the Institutional Lenders.

(d)           Without derogating from the generality of clause (a), as promptly as practicable after the execution of this Agreement, the parties shall seek to obtain the consent of Lending Banks to the transactions contemplated hereunder and the removal of the Lending Banks Pledges at, and subject to, the Closing (the "Lenders Bank Consent"). Purchaser undertakes to cooperate with Seller and the Company in that regard, including by way of executing appropriate documentation that would grant the Lending Banks the same level of the Lending Banks Pledges (including guarantees and other forms of security satisfactory to the Lending Banks); provided that, subject to Purchaser's compliance with this Section 6.3, Purchaser shall not be required to consent to acceleration of the Lending Banks Loan. Purchaser may, upon written notice to Seller and the Company of at least thirty (30) days prior to Closing, elect to have the Company prepay, at and subject to Closing, the Lending Banks Loans and, subject to any consent, if required, of the Lending Banks, the Company shall do so at Closing with, and subject to, the full cooperation of Purchaser (including arranging for a replaced financing to the Company, if needed). In such case, Purchaser further acknowledges that any prepayment commission or penalty imposed by the Lending Banks shall be its (or, post Closing, the Company's) sole responsibility and, for the sake of clarity, shall not be reduced from the Consideration.

(e)           Without derogating from the generality of clause (a), Seller and the Company shall use best efforts to obtain the consents set forth under the second and third bullets of Part 2.16(A) of the Disclosure Schedule.

6.4           Tax Liability.  Each party shall be solely responsible for all its respective tax obligations deriving from the transactions contemplated in this Agreement.

6.5           Notification. During the Pre-Closing Period, the Company and Seller shall promptly notify Purchaser, and Purchaser shall promptly notify the Company and Seller, in writing of the discovery of any of the following:  (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or could reasonably be seen as likely to cause or constitute, a material inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement; (iii) any breach of any material covenant or obligation of the relevant party; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or 8 impossible,  unlikely or postponed.

        6.6          Information Rights. Purchaser shall cause the Company, and the Company shall, at the request of Seller and at its reasonable expense (if such information is not readily prepared by Purchaser due to its own internal or legal requirements), promptly prepare and furnish (and, where applicable, cause its accountants to prepare and furnish), such information (including audited consolidated yearly financial statements and quarterly reviewed financial statements, if required) relating to the financial condition, business and corporate affairs of the Company as Seller may from time to time request in order to comply (including by way of making public filings of such information and reports) with applicable legal requirements (including securities and stock exchange rules and guidance from the applicable authority or regulator)) that apply to Seller or its Affiliates. Without derogating from and subject to the foregoing, Purchaser shall cause the Company, and the Company shall, at Seller's reasonable expense, prepare and furnish the information relating to subsequent events, including discussions with management, management representation, representation from the current auditors, all in order to and to the extent required to enable Seller and its auditors to comply with Legal Requirements.

      6.7          Retention Plan of Senior Executives. At, but subject to, Closing, Seller undertakes to transfer to the Company or to Purchaser, at Purchaser's discretion, the amount specified, and to be used by Purchaser and the Company, in accordance with, Part 6.7 of the Disclosure Schedule.

Section 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions any or all of which may be waived in writing by Purchaser:

        7.1          Approval of (i) the MoC of the transactions contemplated hereby, either by the transfer of the existing Licenses to Purchaser or the grant of new licenses that permit the Business to continue to be operated or the consent for the contemplated change of control (the "MoC Approval"), (ii) the Israeli Antitrust Commissioner of the transactions contemplated hereby (the "Antitrust Approval"), and (iii) any other material Governmental Authorization necessary to effect the transaction contemplated by this Agreement (the "Closing Regulatory Approvals"), shall have been duly obtained and shall be in full force and effect on the Closing Date.

        7.2          No temporary restraining order, preliminary or permanent injunction, judgment or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in force.

        7.3          All of the covenants and obligations that the Company and/or Seller are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

                7.4          The following consents shall have been duly obtained: (i) the Lenders Bank Consent and (ii) the Institutional Lenders Consent and the Institutional Lenders loan agreement dated January 31, 2010, shall be cancelled, to the extent it relates to the Company and the Company shall be removed as a party from such agreement.

                7.5          Purchaser shall have received the following documents, each of which shall be in full force and effect: (i) written resignations of all directors of the Company, effective as of the Closing Date; and (ii) duly executed share transfer deed for transfer of Shares to Purchaser.

Section 8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE COMPANY.

The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions any or all of which may be waived in writing by Seller:

8.1          The Closing Regulatory Approvals shall have been duly obtained and shall be in full force and effect on the Closing Date.

8.2          No temporary restraining order, preliminary or permanent injunction, judgment or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in force.

8.3          All of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.4          The following consents shall have been duly obtained: (i) the Lenders Bank Consent and (ii) the Institutional Lenders Consent.

8.5          Subject to Closing, Seller and its Affiliates shall have been released of, and Purchaser assumed, all of the guarantees specified in Part 8.5 of the Disclosure Schedule.

Section 9.	TERMINATION.

9.1          Termination Events.  This Agreement may be terminated prior to the Closing:

(a)           By either the Company and Seller or by Purchaser if a court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift) and such was not at the request of the party seeking termination of the Agreement, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

(b)           by Purchaser if the Closing has not taken place on or before December 31, 2010 (the "Initial End Date", as may be extended by Seller pursuant to clause (c) below); provided however, that Purchaser may extend the Initial End Date to February 15, 2011 by written notice to Seller if and only if the extension notice is delivered no later than December 15, 2010; provided further however that the right of Purchaser to terminate this Agreement under this Section (or to extend the Initial End Date) shall not be available if Closing shall not have occurred as a result of any material failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement; or

(c)           by Seller and the Company if the Closing has not taken place on or before Initial End Date (as may be extended by Purchaser pursuant to clause (b) above); provided however, that Seller and the Company may extend the Initial End Date to February 15, 2011 by written notice to Purchaser if and only if the extension notice is delivered no later than December 15, 2010; provided further however that the right of Seller and Purchaser to terminate this Agreement under this Section (or to extend the Initial End Date) shall not be available if Closing shall not have occurred as a result of any material failure on the part of Seller or the Company to comply with or perform any covenant or obligation of Seller or the Company set forth in this Agreement; or

(d)           by the mutual written consent of the parties; or

(e)           by Purchaser, if the Company or Seller shall materially breach any obligation or agreement hereunder such that (and only if) the conditions referred to in Section 7 would not be satisfied and such breach shall not have been cured within seven (7) business days following written notice of such breach, provided that the right to terminate this Agreement by Purchaser under this Section 9.1(e) shall not be available where Purchaser is at that time in material breach of this Agreement;

(f)           by Seller, if Purchaser shall materially breach any obligation or agreement hereunder such that (and only if) the conditions referred to in Section 8 would not be satisfied and such breach shall not have been cured within seven (7) business days following written notice of such breach, provided that the right to terminate this Agreement by Seller under this Section 9.1(f) shall not be available where Seller or the Company is at that time in material breach of this Agreement; or

(g)           by Purchaser, if (i) all of the Closing Regulatory Approvals shall have been obtained prior to the Initial End Date (as may be extended hereunder) but any of which contains any of the Special Regulatory Conditions; or (ii) any of the Closing Regulatory Approvals shall have not been obtained prior to the Initial End Date (as may be extended hereunder) (i.e., the applicable Governmental Body has declined to issue the Closing Regulatory Approvals); provided that the right to terminate this Agreement by Purchaser under this Section 9.1(g)(ii) shall not be available where the applicable Governmental Authority has declined to issue the applicable Closing Regulatory Approval due toPurchaser's breach of its undertakings in Section 6.1 of this Agreement.

9.2          Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(e) or Section 9.1(g), Purchaser shall deliver to Seller and the Company a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement.  If Seller wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(c) or Section 9.1(f), Seller shall deliver to Purchaser a written notice stating that Seller is terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement.

9.3          Effect of Termination.

(a)           General. If this Agreement is duly terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:  (a) neither the Company nor Purchaser nor Seller shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the parties shall, in all events, remain bound by and continue to be subject to Sections 9 and 11 and the Confidentiality Agreement.

(b)           Release of Deposit to Seller. The parties agree that if the Closing Regulatory Conditions have been obtained without any Special Conditions and Purchaser determines to terminate this Agreement pursuant to Section 9, then, in view of the difficulty of estimating with exactness the Damages to Seller or the Company which will result from any such termination, the parties agree that as liquidated damages, and not as a penalty but as sole and exclusive remedy to Seller and the Company, solely with respect to Purchaser's compliance with Section 6.1 of this Agreement and obtaining the Closing Regulatory Approvals, that Seller shall keep and have full title of the full amount of the Deposit and all interest accrued thereon and Purchaser shall have no title or claim in the Deposit, without however, having the need to prove any actual damages incurred by Seller or the Company, and the parties hereby acknowledge that such liquidated damages are reasonable to cover such potential Damages solely in respect of non-compliance of Purchaser with Section 6.1 of this Agreement and obtaining the Closing Regulatory Approvals, and Purchaser hereby waives any right or claim in respect thereto.

(c)           Release of Deposit to Purchaser. The parties agree that if this Agreement is duly terminated for any reason other than Section 9.3(b), then Seller shall within three (3) business days release the Deposit to Purchaser and Purchaser shall have full title of the full amount of the Deposit and Seller shall have no title or claim in the Deposit.

Section 10.	INDEMNIFICATION, ETC.

10.1        Survival of Representations, Etc.

(a)           The representations and warranties made by the Company and Seller hereunder shall survive the Closing and shall expire twelve (12) months following the Closing Date (the "Termination Date"); provided, however, that if, at any time prior to the Termination Date, any Purchaser Indemnitee delivers to Seller a written notice alleging the existence of an incompleteness of, inaccuracy in or a breach of any of the representations and warranties made by the Company or Seller (and setting forth in reasonable detail the basis for such Purchaser Indemnitee's belief that such an incompleteness, inaccuracy or breach may exist) and asserting a claim for recovery this Section 10 based on such alleged incompleteness, inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved; provided, further, that a claim for recovery in connection therewith, if not resolved by mutual consent, must be filed with a competent court by the Purchaser Indemnitee within ninety (90) days after the Termination Date.

(b)           The representations and warranties made by Purchaser hereunder shall survive the Closing and shall expire on the Termination Date; provided, however, that if, at any time prior to the Termination Date, Seller delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Purchaser (and setting forth in reasonable detail the basis for Seller's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under this Section 10 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved; provided, further, that a claim for recovery in connection therewith, if not resolved by mutual consent, must be filed with a competent court by the Purchaser Indemnitee within ninety (90) days after the Termination Date.

10.2        Indemnification.

(a)           From and after the Closing Date (but subject to the time limitations set forth in Section 10.1(a)), the Purchaser Indemnitees may seek indemnification from Seller, and Seller shall be obligated to pay indemnification for any Damages that are suffered or incurred by any of the Purchaser Indemnitees or to which any of them has otherwise become subject and which arise from or as a result of:  (i)  any inaccuracy in or breach of any representation or warranty by the Company or Seller hereunder; (ii)  any failure to comply with, or breach of any covenant or obligation of the Company or Seller or any of the Company's or Seller’s respective obligations pursuant to the Transactions; or (iii) any Legal Proceeding relating to any inaccuracy, failure or breach referred to above (including any Legal Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Section 10); provided, however, that (A) no Purchaser Indemnitee shall be entitled to any such indemnification unless and until the Damages sought by all Purchaser Indemnitees exceed twenty five million NIS (NIS 25,000,000) (the "Indemnity Basket") in the aggregate, whereupon indemnification may be sought by Purchaser to the full extent of all such Damages (including the first NIS of the Indemnity Basket); (B)  Seller shall not be obligated to pay indemnification in the aggregate in excess of six hundred and fifty million NIS (NIS 650,000,000) (the "Indemnity Cap"); (C) each Damage for which a Purchaser Indemnitee is entitled to recovery under this Section 10 shall be reduced by (and if a claim for Damage has already been made and an amount therefor received from Seller, shall reimburse to Seller) the amount of any insurance proceeds that the Purchaser Indemnitee actually receives with respect to such Damage, net of any deductibles; and (D) if a Purchaser Indemnitee shall be entitled to receive proceeds from a third party (not affiliated with Purchaser) that are intended to cover a Damage for which a Purchaser Indemnitee seeks Damages hereunder, the Purchaser Indemnitee shall reimburse Seller for such payment, net of any expenses (including those related to collecting such proceeds from the third party) up to the lesser of (i) the amount of proceeds received from Seller on account of such Damage and (ii) the amount collected from the third party in respect of such Damage; provided that Purchaser Indemnitee shall not have an obligation to commence legal proceeding against such third party if it has duly assigned or subrogated such cause(s) of action to Seller prior thereto in a manner that shall not prejudice such Purchaser Indemnitee's rights.

(b)           From and after the Closing Date (but subject to the time limitations set forth in Section 10.1(b)), Seller may seek from Purchaser, and Purchaser shall be obligated to pay, indemnification for any Damages that are suffered or incurred by a Seller Indemnitee or to which such Seller Indemnitee may otherwise become subject and which arise from or as a result of:  (i) any inaccuracy in or breach of any representation or warranty by Purchaser hereunder; (ii)  any failure to comply with, or breach of any covenant or obligation of Purchaser, or any of Purchaser's obligations pursuant to the Transactions or the other transactions contemplated by this Agreement; or (iii) any Legal Proceeding relating to any inaccuracy, failure or breach referred to above (including any Legal Proceeding commenced by such Seller Indemnitee for the purpose of enforcing any of its rights under this Section 10); provided, however, that (A) no Seller Indemnitee shall be entitled to any such indemnification unless and until the Damages sought by all Seller Indemnitees exceed the Indemnity Basket in the aggregate, whereupon indemnification may be sought by Seller to the full extent of all such Damages (including the first NIS of the Indemnity Basket);  (B) Purchaser shall not be obligated to pay indemnification in the aggregate in excess of the Indemnity Cap; (C) each Damage for which a Seller Indemnitee is entitled to recovery under this Section 10 shall be reduced by (and if a claim for Damage has already been made and an amount therefor received from Purchaser, shall reimburse to Purchaser) the amount of any insurance proceeds that the Seller Indemnitee actually receives with respect to such Damage, net of any deductibles; and (D) if a Seller Indemnitee shall be entitled to receive proceeds from a third party (not affiliated with Seller) that are intended to cover a Damage for which a Seller Indemnitee seeks Damages hereunder, the Seller Indemnitee shall reimburse Purchaser for such payment, net of any expenses (including those related to collecting such proceeds from the third party) up to the lesser of (i) the amount of proceeds received from Purchaser on account of such Damage and (ii) the amount collected from the third party in respect of such Damage; provided that Seller Indemnitee shall not have an obligation to commence legal proceeding against such third party if it has duly assigned or subrogated such cause(s) of action to Purchaser prior thereto in a manner that shall not prejudice such Seller Indemnitee's rights.

10.3        Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against Purchaser or against any other Person) with respect to which any of the Purchaser Indemnitees or Seller Indemnitees shall have the right to seek indemnification pursuant to this Section 10, the indemnifying party shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own, with counsel reasonably satisfactory to the party entitled to indemnification.  If such party so proceeds with the defense of any such claim or Legal Proceeding:

(a)           all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid by the indemnifying party;

(b)           the indemnifying party shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of party entitled to indemnification; provided, however, that such consent shall not be unreasonably withheld.

Each party seeking indemnification shall give the indemnifying party prompt notice of the commencement of any such Legal Proceeding against Purchaser, Seller or the Company (as applicable); provided, however, that any failure to do so shall not limit any of the rights of the indemnitees under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

10.4        Exercise of Remedies by Third Parties.  No Person who is not a party to this Agreement (or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the applicable party to this Agreement (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.5        Sole Remedy. From and after the Closing, the rights of the parties under this Section 10 shall be the sole and exclusive remedy of the parties with respect to claims resulting from or relating to any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the above, each party hereto shall be (a) entitled to seek any available remedy of law or equity (including rescission or restitution) with respect to fraud and/or willful misconduct, (b) entitled to seek injunctive relief to enjoin the breach, or threatened breach, of any provision of this Agreement, and (c) entitled to seek the equitable remedy of specific performance in connection with this Agreement.

10.6        Representations not a Closing Condition. Without derogating from Purchaser's right to seek Damages pursuant to this Agreement, it is hereby clarified and agreed that completeness or accuracy of any of the representations and warranties made by the Company or Seller hereunder are not, and shall not be deemed to be, a closing condition of Purchaser and a breach of Sections 2 or 3 hereof shall not be a ground for terminating or not consummating this Agreement or the transactions contemplated hereby.

Section 11.	MISCELLANEOUS PROVISIONS.

11.1        Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that, except as expressly provided in Section 6.2 above, the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

11.2        Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3        Fees and Expenses. Except as provided otherwise in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted with respect to the other party's business (and the furnishing of information to in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, and (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions.

11.4        Attorneys' Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.5        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Purchaser and, after Closing, the Company:

Partner Communications Company Ltd.
8 Amal Street, Afeq Industrial Park
Rosh Ha’ayin 48103, Israel
Fax: 972-54-781-5951
Attention:  Emanuel Avner, VP, Chief Financial Officer

with a copy to (which shall not constitute notice):
Yossi Avraham, Arad & Co.
3 Daniel Ferisch Street
Tel-Aviv 64731, Israel
Fax: 972-3-6963801
Attention:  Yossi Avraham, Adv.

if to Seller and, until Closing, the Company:

Merhav Ampal Energy Ltd.
Abba Eban 10
Ackerstein Towers, Building C
Herzlia Pituach 46733, Israel
Facsimile:  +972-9-952-6001
Attn:  Yoram Firon, VP
with a copy to (which shall not constitute notice):

Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
2 Weizmann Street
Tel-Aviv 64239, Israel
Facsimile:  972-3-608-9908
Attention: Erez Altit, Adv.; Ido Zemach, Adv.

or such other address with respect to a party as such party shall notify each other party in writing as above provided.  Any notice sent in accordance with this Section 11.5 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

11.6        Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7        Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.8        Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof.

11.9        Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Tel Aviv Court for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents) and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

11.10      Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (if any).  Neither party may assign any of its rights under this Agreement to any other Person without obtaining the consent or approval of the other parties hereto.

11.11      Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled (without any requirement to post a bond or other security) to seek one or more injunction or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

11.12      Waiver.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.13      Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all parties hereto.

11.14      Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.15      Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.16      Construction.

(a)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation".

(d)           Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

       IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed and delivered as of the date first above written.

Partner Communications Company Ltd.

By:
Name
Title

Merhav Ampal Energy Ltd.,

By:
Name
Title

012 Smile Telecom Ltd.

By:
Name
Title

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction.  "Acquisition Transaction" shall mean any transaction involving:

(a)           the sale, license, disposition or acquisition of all or substantially all of the Company's business or assets;

(b)           the issuance, disposition or acquisition of (i) any share capital or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital or other equity security of the Company, or (iii) any other security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c)           any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Affiliate.  An “Affiliate” of a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  For this purpose, “control,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement.  "Agreement" shall mean the Agreement to which this Exhibit A is attached (including the Disclosure Schedule and other Schedules and Exhibits thereto), as it may be amended from time to time.

Business. “Business” shall mean (i) the business of outgoing and incoming international telephony services, of hubbing services, and of international calling card services and any other operations and activities conducted by the Company, including other data and other related services, pursuant to the Company’s international services license dated December 31, 20091 and the Company’s international services licence in the Judea and Samaria region, dated February 18, 2008 (the "International Telephony Business"); (ii) the business of local telephony using VoB access and local telephony using dedicated lines based on PRI services and any other operations and activities conducted by the Company and its subsidiary pursuant to the domestic fixed-line license, dated December 15, 2005 and the Company’s domestic fixed-line licence in the Judea and Samaria region, dated February 18, 2008 (the "Land Line Business"); (iii) the business of the ADSL/cable/dial-up Internet and access services, the value-added services and the WiFi services and any other operations and activities, including all other related services, conducted by the Company pursuant to its internet access license dated December 31, 20092 and the Company’s internet access licence in the Judea and Samaria region, dated February 18, 2008 (the "ISP Business"); and (iv) the business related to end-point network services (and any other operations and activities conducted by the Company pursuant to the network end-point licence, dated December 31, 20093, of the Company), and the VoBoC and WIMAX experimental services of the Company and 012 Telecom Ltd. (the "Other Business"). On August 26, 2010, 012 Mobile, Limited Partnership has applied to the Ministry of Communication for an MVNO Licence which application is currently in process. The partners in 012 Mobile, Limited Partnership are: the Company (Limited Partner) and 012 Mobile GP Ltd. (General Partner) who is wholly owned by the Company.

1   The Licence entered into force on January 31, 2010.

Consent.  "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages.  "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule.  "Disclosure Schedule" shall mean the schedule titled "Disclosure Schedule" (dated as of the date of the Agreement) delivered to Purchaser on behalf of the Company and Seller.

Encumbrance.  "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, or restriction of any nature (including any restriction on the voting of any security).

Entity.  "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Family Member. "Family Member" shall mean, in respect of a natural Person, (i) a spouse of such Person; (ii) a descendant of such Person or of a such Person’s spouse; (iii) such Person’s antecedent; (iv) such Person’s brother or sister, or (v) a spouse of any of the Persons referred to in clauses (ii), (iii), (iv) or (v) above.

GAAP.  "GAAP" shall mean generally accepted accounting principles in the United States or, as applicable, Israel, applied on a consistent basis.

2  The Licence entered into force on January 31, 2010.
3  The Licence entered into force on January 31, 2010.

g

Governmental Authorization.  "Governmental Authorization" shall mean any:  permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body.  "Governmental Body" shall mean any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Institutional Lenders Loan. "Institutional Lenders Loan" shall mean the loan pursuant to that Loan Agreement, dated January 31, 2010, between Seller, the Company, Harel Insurance Company Ltd. and its affiliates and Menora Mivtachim Insurance Ltd. and its affiliates.

Institutional Lenders Pledges. "Institutional Lenders Pledges" shall mean the (i) first priority fixed pledge on the Shares, (ii) the second priority floating charge on the assets of the Company, and (iii) the other security interests imposed pursuant to the Institutional Lenders Loan.

Knowlegde. "Knowledge," "to its knowledge" and similar expressions shall mean, with respect to any Entity, with respect to any fact, circumstance, event or other matter in question, (i) in the case of Seller or the Company, the actual knowledge of the executive officers listed on Part 1.1 of the Disclosure Schedule after reasonable and diligent inquiry of those persons in the Entity that have principal responsibility over the subject matter in question, and (ii) in the case of Purchaser, the actual knowledge of the executive officers of Purchaser after reasonable and diligent inquiry of those persons in Purchaser that have principal responsibility over the subject matter in question.

Legal Proceeding.  "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

h

Lending Banks Loan. "Lending Banks Loan" shall mean the loan granted to the Company under that Credit Agreement, dated January 31, 2010, between the Company, Bank Leumi Le'Israel B.M. and Israel Discount Bank Ltd.

Lending Banks Pledges. "Lending Banks Pledges" shall mean the security interests imposed pursuant to that Lending Banks Loan.

Management Services Agreement.  "Management Services Agreement" shall mean that certain Management Services Agreement dated April 29, 2010, by and between the Seller and the Company.

Material Adverse Effect.  A "Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or financial performance or results of the Company and its subsidiaries, taken as a whole, other than (a)  changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) whether worldwide or in any country or region in which the Company or its Subsidiaries conduct a material portion of their business, (b) any changes in the industries in which the Company and its Subsidiaries operate, (c) any changes in GAAP occurring after the date of this Agreement, (d) any changes in Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, in each case, occurring after the date of this Agreement; (e) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism, (f) effects resulting from the negotiation, announcement or performance of this Agreement and the Transactions (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, employees or venture partners), (g) any failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period; (h) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement; and (i) any action taken by the Company at the request of Purchaser or contemplated hereunder.

 MoC. "MoC" shall mean the Israeli Ministry of Communications.

 MoC Licenses. "MoC Licenses" shall mean the following licenses granted by the MoC  to the Company and/or its Affiliates, as amended from time to time: (i) International telephony license (general license), (ii) VoB and DFL license (general specific license), (iii) ISP license (specific license), (iv) Endpoint Network Services, (v) VoBoC experimental license.

         Person.  "Person" shall mean any individual, Entity or Governmental Body.

 Permitted Encumbrances. “Permitted Encumbrances” means:  (A) statutory liens for taxes not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements which obligations are not yet due; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens incurred in the ordinary course of business and not yet due; (E) liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods not yet due and payable; (F) non-exclusive object code licenses of software in the ordinary course of business; and (G) rights of third parties that are inherent to assets (such as software licenses, leased cars, contractual rights, etc.); provided, however, that Permitted Encumbrances shall not, for the avoidance of doubt, include liens created for the benefit of financial institutions.

i

Purchaser Indemnitees. "Purchaser Indemnitees" shall mean the following Persons:  (a) Purchaser and its Affiliates; (b) Purchaser’s successors and assigns; and (c) the Representatives of the Purchaser.

Representatives.  "Representatives" shall mean officers, directors, agents, attorneys, accountants, advisors and representatives.

Seller Indemnitees.  "Seller Indemnitees" shall mean the following Persons:  (a) Seller and its Affiliates; (b) Seller’s successors and assigns; and (c) the Representatives of the Seller.

Shareholder Loan. "Shareholder Loan" shall mean the outstanding amount and accrued interest of the loan granted by Seller to the Company pursuant to the loan agreement, dated April 29, 2010, including Seller’s contractual rights thereunder.

Subsidiary. "Subsidiary" shall mean a corporation, partnership, limited liability company, or other entity of which an entity directly or indirectly owns or Controls (i) a majority of the voting securities; or (ii) interests that are sufficient to elect or appoint a majority of the Board of Directors or other comparable organ of such Person. "Control" for this purpose shall mean the ability, directly or indirectly, to direct the activities of the relevant entity, including, without limitation, the holding of (i) more than 50% of the issued share capital, or (ii) such share capital as carries directly or indirectly, more than 50% of the shareholder votes in a general meeting or the ability to appoint or elect more than 50% of the directors or equivalent of such entity.

Tax.  "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Returns.  "Tax Returns" shall mean returns, reports and information statements with respect to Tax required to be filed by or on behalf of the Company with the Israel Income Tax Commission, the Israel Value Added Tax Authority, and any other applicable taxing authority, domestic or foreign.

j

Execution Copy

AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

This is Amendment No. 1 (this "Amendment"), dated as of February 15, 2011, to the Share Purchase Agreement (the "Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement) dated as of October 13, 2010, by and among Partner Communications Company Ltd., a company organized under the laws of Israel ("Purchaser"); Merhav Ampal Energy Ltd., a company organized under the laws of Israel (”Seller”); and 012 Smile Telecom Ltd. (f/k/a Ampal Investments and Communications 2009 Ltd.), a company organized under the laws of Israel (the "Company").

WHEREAS, the parties hereto wish to amend certain provisions of the Agreement in the manner set forth below;

NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

1.           Notwithstanding Section 9 of the Agreement, the parties hereto agree that the term "Initial End Date" shall mean February 28, 2011. For the sake of clarity, the Initial End Date (as amended hereunder) may not be further extended unless otherwise mutually agreed in writing by all parties hereto.

2.           This Amendment forms an integral part of the Agreement and any provision of the Agreement not altered, modified or amended hereby shall remain in full force and effect.

3.           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Amendment received by a Party via facsimile will be deemed an original, and binding upon the party who signed it.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

Partner Communications Company Ltd.

By: /s/ Emanuel Avner /s/Amit Lang
Name: Emanuel Avner & Amit Lang
Title:  CFO ; Senior Head of Business Development and Regulation Department

Merhav Ampal Energy Ltd.,

By: /s/ Irit Eluz /s/ Yoram Firon
Name: Irit Eluz & Yoram Firon
Title:      Directors

012 Smile Telecom Ltd.

By: /s/ Yosef A. Maiman /s/ Stella Handler
Name: Yosef A. Maiman & Stella Handler
Title:    Chairman of the Board ; CEO

Execution Copy

AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT

This is Amendment No. 2 (this "Amendment No. 2"), dated as of February 20, 2011, to the Share Purchase Agreement dated as of October 13, 2010 as amended by Amendment No. 1 dated as of February 15, 2011 (the Share Purchase Agreement, as amended, shall be referred to hereinafter as the "Agreement"), by and among Partner Communications Company Ltd., a company organized under the laws of Israel ("Purchaser"); Merhav Ampal Energy Ltd., a company organized under the laws of Israel (”Seller”); and 012 Smile Telecom Ltd. (f/k/a Ampal Investments and Communications 2009 Ltd.), a company organized under the laws of Israel (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

WHEREAS, the parties hereto wish to amend certain provisions of the Agreement in the manner set forth below;

NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

1.           Notwithstanding Section 9 of the Agreement, the parties hereto agree that the term "Initial End Date" shall mean 23:59 Israel Time on February 28, 2011. For the sake of clarity, the Initial End Date (as amended hereunder) may not be further extended unless otherwise mutually agreed in writing by all parties hereto.

2.           This Amendment forms an integral part of the Agreement and any provision of the Agreement not altered, modified or amended hereby shall remain in full force and effect.

3.           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Amendment received by a Party via facsimile will be deemed an original, and binding upon the party who signed it.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first written above.

Partner Communications Company Ltd.

By: /s/ Jacob Gelbard /s/Emanuel Avner
Name: Jacob Gelbard & Emanuel Avner
Title:  CEO ; CFO

Merhav Ampal Energy Ltd.,

By: /s/ Irit Eluz  /s/ Yoram Firon
Name: Irit Eluz & Yoram Firon
Title:     Directors

012 Smile Telecom Ltd.

By: /s/ Yosef A. Maiman /s/ Stella Handler
Name: Yosef A. Maiman & Stella Handler
Title:    Chairman of the Board ; CEO

Execution Copy

AMENDMENT NO. 3  TO SHARE PURCHASE AGREEMENT

This is Amendment No. 3  (this "Amendment No. 3"), dated as of February 28, 2011, to the Share Purchase Agreement dated as of October 13, 2010 as amended by Amendment No. 1 dated as of February 15, 2011 and Amendment No. 2 dated as of February 20, 2011 (the Share Purchase Agreement, as amended, shall be referred to hereinafter as the "Agreement"), by and among Partner Communications Company Ltd., a company organized under the laws of Israel ("Purchaser"); Merhav Ampal Energy Ltd., a company organized under the laws of Israel (”Seller”); and 012 Smile Telecom Ltd. (f/k/a Ampal Investments and Communications 2009 Ltd.), a company organized under the laws of Israel (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

WHEREAS, the parties hereto wish to amend certain provisions of the Agreement in the manner set forth below;

NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

1.           Notwithstanding Section 9 of the Agreement, the parties hereto agree that the term "Initial End Date" shall mean 23:59 Israel Time on March 3, 2011. For the sake of clarity, the Initial End Date (as amended hereunder) may not be further extended unless otherwise mutually agreed in writing by all parties hereto.

2.           This Amendment forms an integral part of the Agreement and any provision of the Agreement not altered, modified or amended hereby shall remain in full force and effect.

3.           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Amendment received by a Party via facsimile will be deemed an original, and binding upon the party who signed it.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the date first written above.

Partner Communications Company Ltd.

By: /s/ Jacob Gelbard /s/Emanuel Avner
Name: Jacob Gelbard & Emanuel Avner
Title:  CEO ; CFO

Merhav Ampal Energy Ltd.,

By: /s/ Irit Eluz /s/ Yoram Firon
Name: Irit Eluz & Yoram Firon
Title:     Directors

012 Smile Telecom Ltd.

By: /s/ Yosef A. Maiman /s/ Irit Eluz
Name: Yosef A. Maiman & Irit Eluz
Title:    Chairman of the Board ; Director

Execution Copy

AMENDMENT NO. 4  TO SHARE PURCHASE AGREEMENT

This is Amendment No. 4 (this "Amendment No. 4"), dated as of March 3, 2011, to the Share Purchase Agreement dated as of October 13, 2010 as amended by Amendment No. 1 dated as of February 15, 2011 and as further amended by Amendment No. 2 dated as of February 20, 2011 and by Amendment No. 3 dated as of February 28, 2011 (the Share Purchase Agreement, as amended, shall be referred to hereinafter as the "Agreement"), by and among Partner Communications Company Ltd., a company organized under the laws of Israel ("Purchaser"); Merhav Ampal Energy Ltd., a company organized under the laws of Israel (Seller); and 012 Smile Telecom Ltd. (f/k/a Ampal Investments and Communications 2009 Ltd.), a company organized under the laws of Israel (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

WHEREAS, as contemplated by the Agreement, on or about March 3, 2011, the Company and Seller have executed an assignment agreement (the "BC Assignment Agreement"), whereby the Company has agreed to assign its rights to the BC Payments to Seller effective as of, and subject to, the Closing; and

WHEREAS, the parties hereto wish to amend certain provisions of the Agreement in the manner set forth below;

NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

1.           The parties hereto agree that, notwithstanding anything to the contrary in the Agreement, the Shareholder Loan shall not be assigned to Purchaser at Closing but rather will be repaid in full (including, for the sake of clarity, any interest accrued thereon through the Closing Date) by the Company to Seller. To that end, and in order to also clarify other procedural matters necessary for effectuating the Closing (including payment of the Consideration in full), the parties hereby agree as follows:

1.1           At and subject to Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to account(s) designated in writing by Seller an amount in NIS equal to the sum of: (A) Six Hundred and Fifty Million NIS (NIS 650,000,000) minus (B) the Deposit and minus (C) the sum (the "Adjusted Shareholder Loan Amount") obtained by (X) the sum of the Shareholder Loan at Closing minus (Y) the BC Payments (i.e., the sum of all the BC Payments due from and after October 13, 2010 through Closing (the "Pre-Closing BC Payments") as well as BC payments due following the Closing Date (the "Post-Closing BC Payments")).

1.2           At and subject to Closing, Purchaser shall lend to the Company, on terms not less favorable to the Company than those of the Shareholder Loan, an amount in NIS equal to the Adjusted Shareholder Loan Amount (the "New Shareholder Loan"), it being understood that nothing herein shall be deemed to restrict Purchaser or the Company to take any action with respect to such New Shareholder Loan following the Closing without Seller's consent.

1.3           At and subject to Closing, the Company and the Seller hereby instruct Purchaser (and Purchaser undertakes) to pay the New Shareholder Loan as follows: (i) NIS 280,000,000 (the "Payoff Amount") out of the funds of the New Shareholder Loan directly to an account designated in the Payoff Letter, and (ii) the balance of the funds of the New Shareholder Loan directly to an account designated in writing by Seller. In addition, at and subject to Closing, the Company shall transfer to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to all the Pre-Closing BC Payments (net of any applicable Tax, if any, paid by the Company). In consideration of receipt by Seller (or payment to an account designated by Seller) of the payments set forth in this Section 1.3 and in Section 1.1 in full (coupled with the rights to receive the Post Closing BC Payments from BC pursuant to the Assignment Agreement, assuming that BC has provided its consent to the Assignment Agreement or from the Company (net of any applicable Tax, if any, paid by the Company) pursuant to the Agreement, assuming that BC has not provided its consent to the Assignment Agreement), Seller, the Company and Purchaser agree that the Shareholder Loan shall be deemed repaid in full in all respects and shall terminate as of the Closing and that the Consideration due to Seller pursuant to the Agreement shall be deemed paid to Seller in full.

"Payoff Letter" shall mean a payoff letter that the parties contemplate to execute with the Institutional Lenders, whereby the Institutional Lenders agree, among other things, that upon payment of the Payoff Amount to the account designated by them, the Institutional Lenders Pledges (other than solely with respect to a bank account of Seller) shall be deemed canceled.

1.4           At and subject to Closing, the Company shall also transfer to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to any and all management fees to which Seller is entitled pursuant to the Management Services Agreement subject to the terms and conditions agreed upon in the Agreement and have not been paid through the Closing; it being understood that to the extent the Closing occurs during part of a period, such fees shall be calculated on a prorata basis. In consideration of receipt of such payment by Seller in full, Seller and the Company agree that the Management Services Agreement shall be deemed repaid in full in all respects and shall terminate effective as of the Closing and with a full release of the parties thereto from any rights and/or claims thereunder.

1.5           For the sake of clarity, the parties hereby also acknowledge and agree that all of the aforesaid amounts will be paid to Seller exclusive of any VAT, if applicable (i.e., plus VAT, if applicable) against an appropriate invoice ("Heshbonit Mas") to be provided by Seller to the Company or to Purchaser, as applicable. In addition, it is hereby agreed that the provisions of Section 1.3(d) of the Agreement shall also apply to all payments made hereunder by Purchaser or by the Company.

2.           This Amendment No. 4 forms an integral part of the Agreement and any provision of the Agreement not altered, modified or amended hereby shall remain in full force and effect.

3.           This Amendment No. 4 may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Amendment No. 4 received by a Party via facsimile will be deemed an original, and binding upon the party who signed it.

 [signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 4 as of the date first written above.

Partner Communications Company Ltd.

By: /s/Jacob Gelbard /s/ Emanuel Avner
Name: Jacob Gelbard & Emanuel Avner
Title:  CEO ; CFO

Merhav Ampal Energy Ltd.,

By: /s/ Irit Eluz /s/ Yoram Firon
Name: Irit Eluz & Yoram Firon
Title:     Directors

012 Smile Telecom Ltd.

By: /s/ Stella Handler /s/ Irit Eluz
Name: Stella Handler & Irit Eluz
Title:   CEO Director